Exhibit 99.(j)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement on Form N-1A (the “Registration Statement”) of our report dated March 20, 2008, relating to the financial statements of the portfolios comprising the PowerShares Actively Managed Exchange-Traded Fund Trust, which appears in such Registration Statement. We hereby consent to the references to us under the headings “Fund Service Providers” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

March 20, 2008